AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                              OF

                                      THERMOGENESIS CORP.


        THERMOGENESIS CORP., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. This corporation was originally incorporated under the name of Refrigeration Systems International on July 3, 1986, upon filing its certificate of incorporation with the Secretary of State of the State of Delaware.

        2. Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, on December 23, 1998, the corporation filed the Certificate of Designation whereby designating a segment of the Preferred Stock, $.001 par value, as Series A Convertible Preferred Stock;

        3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation to remove the repurchase provision for Series A Convertible Preferred Stock as approved by the stockholders pursuant to Section 242.

        4. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

          FIRST:   The  name  of  the   corporation   (hereinafter   called  the
     "Corporation") is THERMOGENESIS CORP.


          SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, DE 19805, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.



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          FOURTH:  The total  number of  shares of stock  which the  Corporation shall have authority to issue is Fifty-Two Million (52,000,000) consisting of Two Million (2,000,000) shares of Preferred Stock, par value $.001 per share, and Fifty Million (50,000,000) shares of Common Stock, par value $.001 per share.

          The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular.

          FIFTH: The Corporation is to have perpetual existence.

          SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholder or any class thereof, as the case may be, it is further provided:

          1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the entire Board of Directors

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     shall  be fixed by, or in the manner  provided  in, the  Bylaws,  which number has been set initially at not less than three nor more than nine, with the specific number set by the Board of Directors from time to time, and provided further that the number of directors constituting the entire Board shall be six until otherwise fixed by a majority of the entire Board of Directors. The phrase "entire Board of Directors" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

          2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection
     (d) of section 141of the General Corporation Law of the State of Delaware shall be set forth in the initial Bylaws or in Bylaws adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

          3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (b)(2) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

          EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by subsection (7) of subsection 9b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

          NINTH:  The  Corporation  shall,  to the fullest  extent  permitted by
     Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue

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      as to a person who has ceased to be a director,  officer,  employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          TENTH: SERIES A CONVERTIBLE PREFERRED STOCK

          Section 1. Designation and Amount.

          The shares of such series shall be designated as Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Convertible Preferred Stock") and the initial number of shares constituting such series shall be 1,200,000.

          Section 2. Dividend Rights.

          The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive out of any funds legally available noncumulative dividends at the same rate and at the same time as any dividends declared on the Corporation's Common Stock, when, as and if declared by the Board of Directors; provided that, for the purposes of this Section 2 only, the holders of the Series A Convertible Preferred Stock shall be deemed to own the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock are convertible at the time such dividend is declared.

        Section 3.    Voting Rights.

          (a) General. Except as otherwise required by law or expressly provided in this Section 3, the holders of Series A Convertible Preferred Stock shall be entitled to notice of any shareholders' meeting and to vote upon any matter submitted to shareholders for a vote, at any time on the following basis:

               (i) Each holder of Series A Convertible Preferred Stock shall be entitled for each share of Series A Convertible Preferred Stock held by such holder to the number of votes equal to the highest number of full shares of Common Stock to which each share of Series A
          Convertible Preferred Stock is convertible pursuant to Section 5 hereof at the record date for the determination of shareholders entitled to vote on such matters; and

               (ii) Except as otherwise required by law or expressly provided herein, the holders of Series A Convertible Preferred Stock and Common Stock shall vote together and not as separate classes.

     (b) Right to Elect Directors.

          (i) So long as in excess of 35% of the Aggregate Original Amount (as defined in Section 8) of Series A Convertible Preferred Stock remains outstanding, the holders of the Series A Convertible Preferred Stock shall be entitled, voting as a separate class, to elect one

      (1) director, who shall be one (1) of the authorized number of directors of the Corporation. In the case of a vacancy in the office of the director elected by the holders of Series A Convertible Preferred Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the Series A Convertible Preferred Stock given at a special meeting of such shareholders duly called for that purpose, or by written consent of the holders of record of a majority of the Series A Convertible Preferred Stock. Any director who shall have been elected by the holders of the Series A Convertible Preferred Stock may be removed during his term of office, either for or without cause, by a majority of the Series A Convertible Preferred Stock given at a special meeting of such shareholders duly called for that purpose, or by written consent of the holders of record of a majority of the Series A Convertible Preferred Stock. Any vacancy created thereby may be filled by the holders of Series A
     Convertible Preferred Stock represented at such meeting or by written consent by holders of a majority of the Series A Convertible Preferred Stock.

          (c) Series A Convertible Preferred Stock - Special Voting Rights. Provided that at least 35% of the Aggregate Original Amount of the Series A Convertible Preferred Stock remains outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the shares of the Series A Convertible Preferred Stock from time to time outstanding:

               (i) take any action that would result in (A) a sale, conveyance or other disposition or distribution of all or substantially all of the assets of the Corporation or (B) merger, consolidation, or similar transaction with any other corporation or entity where the Corporation is not the survivor.

               (ii) declare any dividends or any other distributions on, or redeem or repurchase any, Equity Securities (as defined in Section 8) of the Corporation of any nature (except for any dividends, redemptions or repurchases required by the terms of the governing instrument for the related equity securities which have been approved by the holders of the Series A Convertible Preferred Stock pursuant to
          Section 3(c)(iii) below);

               (iii) issue or authorize the issuance of any shares of Preferred Stock or any warrant, right, option, convertible security or other security which has liquidation, redemption or dividend preference rights which are senior to or on a parity with the preferences or rights afforded to the Series A Convertible Preferred Stock, or which has redemption, repurchase, put or similar rights;

               (iv) amend the Corporation's Certificate of Incorporation or Bylaws; or

               (v) make or hold any direct or indirect investment in any corporation, investment in the debt or equity securities of any corporation, or loans or guaranties to one or more corporations involved in another business in excess of $1,000,000 in the aggregate.

     Section 4. Liquidation Preference.

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (any such event a "Liquidation Event") then, and in that event, the holders of Series A Convertible Preferred Stock shall be entitled to receive with respect to any such Liquidation Event prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or to the holders of any other series of preferred stock by reason of their ownership thereof, an amount in cash or equivalent value in securities or other consideration equal to the "liquidation preference" herein. If the amount of such distribution is insufficient to permit full payment of the "liquidation preference" herein, then such distribution shall be distributed ratably to the holders of the Series A Convertible Preferred Stock on the basis of the number of shares of Series A Convertible Preferred Stock held. After payment in full of the "liquidation preference" owed to the holders of the Series A Convertible Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Series A Convertible Preferred Stock, to share in all remaining assets of the Corporation in accordance with their respective interests.

          For the purposes this Section 4, the term "liquidation preference" shall mean, with respect to the Series A Convertible Preferred Stock, an amount equal to $6.25 per share (the Basic Preference Amount") which Basic Preference Amount shall increase at the rate of eight percent (8%) per share per year, compounded annually on each subsequent anniversary of the Series A Original Issue Date (in the event of a Liquidation Event between any such anniversaries, the Basic Preference Amount increase for such year shall be prorated accordingly);

          Section 5. Conversion Rights.

          (a) Right to Convert Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall be convertible, without the payment of any additional consideration and at the option of the holder thereof, at any time after the Series A Original Issue Date at the office of the Corporation (or any transfer agent for the Series A Convertible Preferred Stock) into shares of Common Stock at the then effective Series A Conversion Rate (as defined in Section 5(c) hereof) and adjusted on a per share basis giving effect to any adjustments required by Section 5 hereof.

          (b) Automatic Conversion. Each share of Series A Convertible Preferred Stock may, at the option of the Corporation, be converted into shares of Common Stock at the then effective Series A Conversion Rate (as defined in
     Section 5(c) hereof) and adjusted on a per share basis giving effect to any adjustments required by Section 5 hereof provided that the shares of the Corporation's Common Stock trade at an Average Price equal to or greater than $5.00 per share (subject to any adjustments for events set forth in
     Section 5(e) through (i)) for 30 consecutive trading days. The Corporation shall give at least 20 days prior written notice to the holders of the Series A Convertible Preferred Stock as to any automatic conversion pursuant to this Section 5(b), such conversion being effective no later than the twenty (20) days following
      receipt by the holders of the Series   A Convertible  Preferred Stock of
     such notice; provided, however, that nothing shall prohibit holders of the Series A Convertible Preferred Stock at any time, including after such time as the Corporation has given notice under this Section 5(b), to convert their Series A Convertible Preferred Stock into shares of Common Stock pursuant to Section 5(a).

          (c) Series A Conversion Rate. Subject to the adjustments provided in subsections (e) through (i) of this Section 5, each share of Series A Convertible Preferred Stock shall be convertible into five (5) shares of Common Stock

          (d) Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to Section 5(a) hereof, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name or names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter but in no event later than four (4) business days after the Corporation receives all documents, including notice and certificates, necessary to effect the conversion or, with respect to conversion pursuant to Section 5(b) on the date specified in the notice (unless converted earlier), issue and deliver at the address of such holder on the books and records of the Corporation, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional shares. Except as otherwise set forth in Section 5(b) above, such conversion shall be deemed to occur immediately prior to the close of business on the date of surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          Notwithstanding anything to the contrary contained herein, if any holder of Series A Convertible Preferred Stock elects to convert such holder's shares at any time prior to the record date for any vote, dividend, redemption, liquidation, dissolution or winding up, or other actions for which a record date is set and the holder receives prior notice pursuant to Section 6, or prior to the effective date of any such event for which either no record date is set or respecting which notice pursuant to
     Section 6 is not received, then for all purposes such conversion shall be treated as having occurred prior to such date or effective date and the holder shall be treated as the owner of the Common Stock into which such Series A Convertible Preferred Stock is convertible for all purposes.

          (e) Adjustments for Subdivisions and Combinations. If the Corporation shall at any time, or from time to time after the Series A Original Issue Date, effect a subdivision of the outstanding Common Stock, the Series A Conversion Rate then in effect immediately before
      such subdivision shall be   proportionately  increased,  and conversely,
     if the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Rate then in effect immediately before such combination shall be proportionately decreased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date such subdivision or combination becomes effective.

          (f) Adjustments for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series A Original Issue Date, shall make or issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Rate then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Rate then in effect by a fraction:

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Rate shall be adjusted pursuant to this Section 5(f) as of the time of actual payment of such dividends or distributions.

          (g) Adjustment for Other Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock (but including securities convertible into Common Stock), then and in each such event provisions shall be made so that the holders of Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount and type of securities of the Corporation that they would have received on a per share basis had their Series A Convertible Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Convertible Preferred Stock.

          (h) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than by a subdivision, a combination or a stock dividend as provided for elsewhere in this Section 5), then and in each event the holder of each share of Series A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which each such share of Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided elsewhere in this Section 5.

               (i) Sale of Shares  Below  Dilution  Price.  For purposes of this
          Section 5(i), the Dilution Price shall be initially equal to one dollar and twenty-five cents ($1.25)..

                    (a) If at any time after the Series A Original  Issue  Date, the Corporation shall issue for cash or other consideration shares of Common Stock or any security convertible into or exchangeable or exercisable for shares of Common Stock at a price per share of Common Stock calculated by including the aggregate proceeds per share to the Corporation upon issuance and any additional consideration per share payable to the Corporation upon any such conversion, exchange or exercise (in each case before deduction of any per share discounts, commissions, fees and other expenses of issuance and marketing), (the "New Issue Price), that is less than the Dilution Price then in effect, the Dilution Price shall be automatically adjusted down to the new Issue Price and the aggregate number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock shall be automatically adjusted to equal the result obtained by dividing the initial Purchase Price of $6.25 for each share of Series A Preferred Stock by the New Issue Price. In the event that this Section 5(i) applies, the Series A Conversion Rate shall determined by this Section 5(i)(a).

                    For example,  assume that (i) the Series A  Conversion  Rate was five (5) shares of Common Stock for each share of Preferred Stock; (ii) the initial Purchase Price was $6.25 per share, and
               (iii) the Purchaser had acquired 100 shares of Series A Preferred Stock for an aggregate purchase price of $625.00. If the New Issue Price is $.50 per share, the new Dilution Price would be $.50 per share and each share of Series A Preferred Stock would be convertible into 12.5 shares of Common Stock.

                    (b) For the purpose of this  Section  5(i),  the issuance by the Corporation of securities convertible into or exchangeable or exercisable for Common Stock shall be deemed to involve the immediate issuance of the maximum number of shares of Common Stock issuable upon the conversion, exchange or exercise of such securities for a consideration equal to the minimum aggregate consideration receivable by the Corporation upon such conversion, exchange or exercise. In the event that securities are issued by the Corporation that result in an adjustment to the Series A Conversion  Rate  pursuant to this Section 5(i)
               and such securities are not converted, exchanged or exercised prior to the expiration of the right of the holders of such securities to effect any such action, then immediately upon such expiration of the right of the holders of such securities to effect any such action, the Series A Conversion Rate and Dilution Price shall be recomputed (but such redetermination shall not affect the Series A Conversion Rate of any shares of Series A Preferred Stock that have been converted prior to such expiration) and effective immediately upon such expiration the Dilution Price and Series A Conversion Rate shall be increased to the ratio which it would have been (but reflecting and other adjustments in the Series A Conversion Rate made pursuant to other provisions of this Section 5 after the issuance of such securities) had such adjustments to the Series A Conversion Rate and Dilution Price not been made.

                    (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, which tax or charge shall be borne by the transferor.

                    (k) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock one and one-half times the number of its shares of Common Stock as shall from time to time be sufficient to effect any conversion of any or all outstanding shares of the Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    (l) Fractional  Shares.  No fractional share shall be issued
               upon  the   conversion  of  any  share  or  shares  of  Series  A
               Convertible Preferred Stock. All shares of Common Stock (including fractions) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder of such stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, if, after aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                    (m) Successive Changes. The above provisions of this Section
               5 shall similarly apply to successive combinations, subdivisions, dividends and distributions on or of the Common Stock after the Series A Original Issue Date.

                    (n) Subsequent Events. On the Series A Original Issue Date, and thereafter, from time to time, within ten (10) Business Days of the occurrence of any event which would have the result of changing the Series A Conversion Rate, the Corporation shall notify the holders of the Series A Convertible Preferred Stock of the nature of such event and of the newly calculated figures resulting from such change and the calculation in reasonable detail.

     Section 6. Notices of Record Date.

          In the event of (i) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the Corporation shall send by (1) personal delivery to such holder, (2) first class mail addressed, postage prepaid, and addressed to the holder at the address appearing on the books of the Corporation, or (3) facsimile to such holder at the facsimile number provided by such holder to the Secretary of the Corporation, at least ten (10) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series A Convertible Preferred Stock shall be entitled to exchange their Series A
     Convertible Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up. For purposes of this notice provision, notice shall be deemed to have been given (1) the next day in the case of notice by a national courier service, or (2) in the case of facsimile, upon sending the facsimile.

        Section 7. Reacquired Shares.

          Any shares of Series A Convertible Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $.001 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $.001 par value, of the Corporation.

        Section 8.    Certain Definitions.

          Under the context otherwise required for the purposes of this resolution, the terms defined in this Section 8 shall have the meanings herein specified.

        "Series A Original Issue Date" means the effective date of a written agreement by the Corporation for the initial sale of the Series A Convertible Preferred Stock.

        "Aggregate Original Amount" means the aggregate number of shares of Series A Convertible Preferred Stock issued on the Series A Original Issue Date plus any amount of shares issued pursuant to subsequent sales of Series A Convertible Preferred Stock by the Corporation, from and after the date of issuance thereof all such shares as adjusted pursuant to this Certificate of Designation.

        "Equity Securities" means any and all shares of corporate stock, including each class or series of common or preferred stock.

        "Average Price" with respect to Common Stock means, on any day, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (ii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iii) if such shares shall not be listed thereon, the trade weighted average of all transactions in Common Stock in an over-the-counter market.

        ELEVEN: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVEN.


        DATED:  July ____, 1999


                                                   ----------------------------
                                                   Philip H. Coelho, President
                                                   and Chief Executive Officer




ATTEST:


----------------------------------
David Adams, Secretary